As filed with the Securities and Exchange Commission on April 22, 2010	Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEYOND COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0512515
(State or other jurisdiction of	(IRS Employer Identification
incorporation or organization)	Number)

9029 South Pecos, Suite 2800
Henderson, Nevada 89074
(Address of principal executive offices, including zip code)

2008 Equity Incentive Plan
(Full title of the plan)

Mark Noffke
Chief Financial Officer
9029 South Pecos Suite 2800 Henderson, Nevada 89074
(Name and address of agent for service)

(702) 463-7000
(Telephone number, including area code, of agent for service)

Copy to:
Istvan Benko
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer        ☐ Accelerated filer             ☐ Non-accelerated filer                   ☒ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(4)
Common Stock, par value $0.001 per share(2)	2,213,000 shares	(2)	$0.10	(2)	$221,300	(2)	$15.78
Common Stock, par value $0.001 per share(2)	17,000 shares	(2)	$0.38	(2)	$6,460	(2)	$0.46
Common Stock, par value $0.001 per share(2)	100,000 shares	(2)	$0.60	(2)	$60,000	(2)	$4.28
Common Stock, par value $0.001 per share(2)	605,000 shares	(2)	$0.70	(2)	$423,500	(2)	$30.20
Common Stock, par value $0.001 per share(2)	10,000 shares	(2)	$0.80	(2)	$8,000	(2)	$0.57
Common Stock, par value $0.001 per share(2)	5,000 shares	(2)	$0.92	(2)	$4,600	(2)	$0.33
Common Stock, par value $0.001 per share(2)	20,000 shares	(2)	$0.93	(2)	$18,600	(2)	$1.33
Common Stock, par value $0.001 per share(2)	5,000 shares	(2)	$0.95	(2)	$4,750	(2)	$0.34
Common Stock, par value $0.001 per share(2)	505,000 shares	(2)	$1.00	(2)	$505,000	(2)	$36.01
Common Stock, par value $0.001 per share(2)	5,000 shares	(2)	$1.22	(2)	$6,100	(2)	$0.43
Common Stock, par value $0.001 per share(2)	5,000 shares	(2)	$1.49	(2)	$7,450	(2)	$0.53
Common Stock, par value $0.001 per share(2)	5,000 shares	(2)	$1.59	(2)	$7,950	(2)	$0.57
Common Stock, par value $0.001 per share(2)	5,000 shares	(2)	$1.70	(2)	$8,500	(2)	$0.61
Common Stock, par value $0.001 per share(3)	10,000,000 shares	(3)	$0.09	(3)	$900,000	(3)	$64.17
TOTAL	13,500,000 shares		—		$2,182,210		$155.61

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2008 Equity Incentive Plan as a result of the anti-dilution adjustment provisions of the Plan.

(2)
The registration fee for shares of common stock issuable upon exercise of outstanding options under the 2008 Equity Incentive Plan was calculated pursuant to Rule 457(h) of the Securities Act of 1933 using the prices at which such outstanding options may be exercised.

(3)
Represents shares reserved for issuance pursuant to future awards under the 2008 Equity Incentive Plan.  The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 on the basis of the $0.09 average of the high and low trading prices of the registrant’s common stock as reported on the OTC Bulletin Board on April 19, 2010.

(4)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $71.30 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

EXPLANATORY NOTE

A Registration Statement on Form S-8, File No. 333-158918 filed on April 30, 2009, registered 3,500,000 shares of common stock, $0.001 par value per share, of Beyond Commerce, Inc. (f/k/a Reel Estate Services, Inc. and as Boomj, Inc., hereinafter, the “Company”), all of which were issuable upon the exercise of options issued under the Company’s 2008 Equity Incentive Plan (the “Plan”).  A registration fee of $278.57 was paid in connection with the foregoing Form S-8 filing.

Subsequently, the Company amended the Plan to increase the number of shares issuable upon the exercise of options and other awards granted thereunder to 17,000,000 shares.  The Company is filing this registration statement to register such additional shares of common stock issuable under the Plan.

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

The contents of the Company’s Registration Statement on Form S-8, File No. 333-158918, filed on April 30, 2009, are incorporated into this Registration Statement by this reference, pursuant to General Instruction E to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Beyond Commerce, Inc., (f/k/a Reel Estate Services, Inc. and as Boomj, Inc., hereinafter, the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference into this registration statement:

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on April 21, 2010, as amended by the Form 10-K/A filed on April 23, 2010;

•	The Company’s Current Report on Form 8-K filed on January 22, 2010; and

•
The description of the Company’s common stock contained in its registration statement on Form SB-2 filed on February 8, 2007, File No. 333-140131, as updated by the Company’s Current Report on Form 8-K filed on January 4, 2008; and as further updated by the Company’s registration statement on Form S-1 filed on August 20, 2009, File No. 333-161461 (as amended), including any amendment or report subsequently filed for the purpose of updating such description.

In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	2008 Equity Incentive Plan (previously filed by the Company as an exhibit to the Company’s Annual Report Form 10-K, filed on April 3, 2009, which exhibit is hereby incorporated herein by reference).

5.1	Opinion of TroyGould PC (included with this registration statement).

23.1	Consent of L J Soldinger Associates, LLC (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on April 22, 2010.

BEYOND COMMERCE, INC.

Date: April 22, 2010	By:	/s/ MARK NOFFKE
Mark Noffke
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Noffke as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT MCNULTY	Chief Executive Officer and	April 6, 2010
Robert McNulty	Director

/s/ MICHAEL WARSINKE	Director	April 6, 2010
Michael Warsinke

/s/ MURRAY WILLIAMS	Director	April 6, 2010
Murray Williams

/s/ BARRY FALK	Director	April 6, 2010
Barry Falk

	Director	April __, 2010
Ron Loveless

EXHIBIT INDEX

       Exhibit No.           Exhibit Description

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	2008 Equity Incentive Plan (previously filed by the Company as an exhibit to the Company’s Annual Report Form 10-K, filed on April 3, 2009, which exhibit is hereby incorporated herein by reference).

5.1	Opinion of TroyGould PC (included with this registration statement).

23.1	Consent of L J Soldinger Associates, LLC (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement).